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                                                                      EXHIBIT 99


                                                                 (WILLIAMS LOGO)

NEWS RELEASE


NYSE: WMB                                           Leading Energy SOLUTIONS(TM)

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
DATE:    April 9, 2003

CONTACT: Brad Church                   Travis Campbell                    Richard George
         Williams (media relations)    Williams (investor relations)      Williams (investor relations)
         (918) 573-3332                (918) 573-2944                     (918) 573-3679
         brad.church@williams.com      travis.campbell@williams.com       richard.george@williams.com
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              WILLIAMS SIGNS $400 MILLION AGREEMENT TO SELL CERTAIN
                      EXPLORATION & PRODUCTION PROPERTIES

         TULSA, Okla. -- Williams (NYSE:WMB) announced today it has agreed to sell certain natural gas exploration and production properties in Kansas, Colorado and New Mexico for $400 million to XTO Energy Inc. (NYSE:XTO) of Fort Worth, Texas.

         The transaction, which is expected to close in June, will result in an estimated pre-tax gain of between $80 million and $100 million. Williams today received an initial deposit from XTO Energy of $40 million, in accordance with deal terms.

          "We identified in February the sale of certain exploration and production properties as a key component of our plan to strengthen our finances," said Steve Malcolm, chairman, president and chief executive officer. "This agreement represents a significant step in executing that plan and brings cash from deals announced or closed in 2003 to approximately $1.3 billion.

         "Selling these properties allows the exploration and production group to maintain its high-profile operating positions in the Piceance, San Juan, Powder River and Arkoma basins consistent with Williams' strategy of developing a sizable inventory of low-risk, high-return properties," Malcolm said.

         The deal represents a substantial portion of the exploration and production assets Williams has targeted for sale by year-end. Other assets the company is marketing include certain properties in the Denver-Julesberg, Green River and Uinta basins, as well as Gulf Coast properties.

           The deal includes properties in the Raton Basin in southern Colorado and the Hugoton Embayment of the Anadarko Basin in southwestern Kansas, as well as specific non-operated San Juan Basin properties in northwestern New Mexico and southwestern Colorado. The properties represent approximately 60 million

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cubic feet per day of net production and had reserves of 311 billion cubic feet at year-end 2002. This represents approximately 11 percent of Williams' proved reserves of 2.8 trillion cubic feet equivalent at year-end.

         Williams' exploration and production business focuses on producing natural gas from tight-sands formations and coal-bed methane reserves in the Piceance, San Juan, Powder River, Arkoma and Green River basins. In 2003, net production including the effect of sold properties is expected to average approximately 470 million cubic feet per day.

         Lehman Brothers and Waterous & Company acted as financial advisers to Williams in connection with the sale of these properties.


ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.